KPMG LLP

Aon Center

Suite 5500

200 E. Randolph Street

Chicago, IL 60601-6436

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated January 13, 2026, with respect to the financial statements of Guggenheim Investments Private Credit Fund as of January 2, 2026, included herein, and to the reference to our firm under the heading "Experts" in the prospectus.

Chicago, Illinois

May 7, 2026